Exhibit 4

                             PLAN OF REORGANIZATION

THIS PLAN OF REORGANIZATION is dated as of June 9, 2005 ("Plan"), and has been adopted by the Board of Directors ("Board") of Sentinel Group Funds, Inc., a Maryland corporation ("Corporation"), to provide for the Reorganization (as defined below) of three of its series: (1) the Sentinel Bond Fund into the Sentinel Government Securities Fund, (2) the Sentinel Core Mid Cap Fund into the Sentinel Mid Cap Growth Fund and (3) the Sentinel Growth Index Fund into the Sentinel Flex Cap Opportunity Fund. The Sentinel Bond Fund, Sentinel Core Mid Cap Fund and Sentinel Growth Index Fund are each an "Acquired Fund." The Sentinel Government Securities Fund, Sentinel Mid Cap Growth Fund and Sentinel Flex Cap Opportunity Fund are each an "Acquiring Fund." The Acquired Funds and the Acquiring Funds are sometimes referred to collectively, as the "Funds" and, individually, as a "Fund." The shares of Sentinel Mid Cap Growth and Sentinel Flex Cap Opportunity Fund are designated into three classes: Class A, Class B and Class C, which will be issued, as described below, to the Sentinel Core Mid Cap Fund and Sentinel Growth Index Fund Class A, Class B and Class C shareholders, respectively. The shares of Sentinel Government Securities Fund are designated into Class A shares, which will be issued, as described below, to the Sentinel Bond Fund Class A and Class B shareholders. The shares of each Acquiring Fund are "Acquiring Fund Shares." The shares of each Acquired Fund are "Acquired Fund Shares." Each of the classes of an Acquiring Fund is an "Acquiring Fund Class." Each of the classes of an Acquired Fund is an "Acquired Fund Class."

                             PRELIMINARY STATEMENTS

A. Each Fund is a series of the Corporation, which is an open-end management investment company registered under the Investment Company Act of 1940 ("1940 Act").

B. The Board has approved this Plan and determined that each Reorganization, including an amendment (each an "Amendment") to the charter of the Corporation ("Charter"), which is attached to this Plan as Annex 1, is advisable and in the best interests of the Corporation and each Fund and that the interests of the existing shareholders of each Fund would not be diluted as a result of its Reorganization.

C. This Plan is intended to be and is adopted as a plan of reorganization within the meaning of Section 368(a)(1) of the Internal Revenue Code of 1986, as amended ("Code").

D. The approval and consummation of the Reorganization of one Acquired Fund will not be contingent on the approval or consummation of the Reorganization of any other Acquired Fund.

                                   PROVISIONS

1. PLAN OF REORGANIZATION. (a) As of the Effective Time (as that term is defined in Paragraph 6), each Acquired Fund Class will assign, deliver and otherwise transfer all of its assets and good and marketable title to the assets, free and clear of all liens, encumbrances and adverse claims except as provided in this Plan, and assign all liabilities, other than those (if any) for which specific reserves have been set aside, to the corresponding Acquiring Fund Class. Such Acquiring Fund Class shall acquire these assets and shall assume these liabilities in exchange for the issuance to the shareholders of the Acquired Fund Class that number of full and fractional Acquiring Fund Shares of such Acquiring Fund Class having an aggregate net asset value equal to the aggregate net asset value of the shares of the Acquired Fund Class issued and outstanding immediately prior to the Effective Time. At the Effective Time, in order to effect the foregoing transactions, the Charter will be amended to provide for the cancellation of the Acquired Fund Shares and the classification and designation of the Acquiring Fund Shares. Each transaction as it relates to the reorganization of an Acquired Fund into the corresponding Acquiring Fund is referred to as a "Reorganization."

(b) The assets and liabilities of an Acquired Fund Class shall be exclusively assigned to and assumed by the corresponding Acquiring Fund Class. All assigned debts, liabilities, obligations and duties of the Acquired Fund Class, to the extent that they exist at or after the Effective Time, shall after the Effective Time, attach to the corresponding Acquiring Fund Class and may be enforced against such Acquiring Fund Class to the same extent as if the same had been incurred by the Acquiring Fund Class. If the Acquired Fund is unable to make delivery of any of its portfolio securities, pursuant to this Paragraph, to the corresponding Acquiring Fund because any of such securities purchased by the Acquired Fund have not yet been delivered to it by the Acquired Fund's broker or brokers, then, in lieu of such delivery, the Acquired Fund shall deliver to such Acquiring Fund, with respect to these securities, executed copies of an agreement of assignment and due bills executed on behalf of the broker or brokers, together with any other documents as may be required by such Acquiring Fund, including brokers' confirmation slips.


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(c) In determining contingent deferred sales charges applicable to Acquiring
Fund Shares issued in a Reorganization, an Acquiring Fund Class shall give each holder thereof credit for the period during which such holder held the shares of the Acquired Fund Class, in exchange for which such Acquiring Fund Shares were issued. In addition, front-end sales charges will not apply to shares of the Acquiring Fund Class issued to the corresponding Acquired Fund Class shareholders in such Reorganization.

2. TRANSFER OF ASSETS. The assets of each Acquired Fund to be acquired by the corresponding Acquiring Fund shall include, without limitation, all cash, cash equivalents, securities, receivables (including interest and dividends receivable), goodwill, and intangible property, and deferred or prepaid expenses, as well as any claims or rights of action or rights to register shares under applicable securities laws, any books or records of the Acquired Fund, and other property owned by the Acquired Fund as of the Effective Time.

3. VALUATION OF ASSETS AND LIABILITIES. With respect to an Acquired Fund Class, the value of its assets and liabilities shall be the value of such assets and liabilities computed as of the time at which its net asset value is calculated at the close of business on the New York Stock Exchange, normally 4:00 p.m., Eastern Time, on the business day immediately prior to the Effective Time. In determining the value of the securities transferred by such Acquired Fund Class to the corresponding Acquiring Fund Class, each security shall be priced in accordance with the pricing policies and procedures of such Acquired Fund Class as described in its current Prospectus and Statement of Additional Information.

4. LIQUIDATION OF THE ACQUIRED FUND. As of the Effective Time of a Reorganization and the consummation of the transactions described in Paragraph 1 of this Plan, the Corporation shall take such additional steps as are necessary to liquidate the applicable Acquired Fund, including an Amendment to cancel the outstanding shares of the Acquired Fund and return such shares to the status of authorized but unissued shares of stock of the Corporation without classification or designation and to reclassify the authorized but unissued shares of stock of the Corporation without classification or designation.

5. CONDITIONS OF EACH REORGANIZATION. Consummation of a Reorganization is subject to the following conditions:

(a) SHARES TO BE ISSUED UPON A REORGANIZATION. The issuance of Acquiring Fund Shares will have been duly authorized and, when issued in accordance with the Plan and the resolutions of the Board authorizing their issuance, will be legally issued, fully paid, and non-assessable. Acquiring Fund Shares will be duly registered in conformity with applicable federal and state securities laws. No shareholder of an Acquiring Fund shall have any option, warrant, or preemptive right of subscription or purchase with respect to the applicable Acquiring Fund Shares.

(b) MARKETABLE TITLE TO ASSETS. An Acquired Fund will have, as of the Effective Time, good and marketable title to, and full right, power and authority to sell, assign, transfer, and deliver, the assets to be transferred to the corresponding Acquiring Fund. Upon delivery and payment for these assets, such Acquiring Fund will have good and marketable title to the assets without restriction on the transfer of the assets free and clear of all liens, encumbrances, and adverse claims.

(c) TAXES. As of the Effective Time, all federal and other tax returns and reports of each Fund required by law to have been filed shall have been filed, and all other taxes shall have been paid so far as due, or provision shall have been made for the payment of them, and to the best of the Corporation's knowledge, no such return is currently under audit and no assessment has been asserted with respect to any of those returns.


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(d) OPINION OF COUNSEL. The Corporation shall have received opinions of counsel, with respect to each Reorganization, based upon customary representations and assumptions, in form reasonably satisfactory to the Corporation and dated as of the Effective Time of such Reorganization, to the effect that:

      (1) the shares of the Acquiring Fund issued and outstanding as of the Effective Time are duly authorized and legally issued, fully paid, and non-assessable.

      (2) the Acquiring Fund Shares to be issued to an Acquired Fund, as provided for by this Plan, are duly authorized and upon issuance pursuant to the terms of this Plan and the resolutions of the Board authorizing their issuance against payment of the consideration set forth in this plan, will be legally issued, fully paid, and non-assessable, and no shareholder of the corresponding Acquiring Fund has any option, warrant, or preemptive right to subscription or purchase of such Acquiring Fund Shares under the Charter, the Bylaws of the Corporation ("Bylaws") or the Maryland General Corporation Law;

      (3) the Acquired Fund Shares issued and outstanding as of the Effective Time are duly authorized and legally issued, fully paid, and non-assessable by the Acquired Fund;

      (4) the Acquiring Fund Shares and Acquired Fund Shares are duly classified as shares of common stock of the Corporation.

      (5) the consummation of the transactions contemplated by this Plan will not violate the Charter or Bylaws or any material agreement known to such counsel to which the Corporation, on behalf of any of the Funds, is a party or by which it is bound;

      (6) to the knowledge of such counsel no consent, approval, authorization, or order of any court or governmental authority is required for the consummation by the Corporation of the transactions contemplated by this Plan, except such as have been obtained under the Securities Act of 1933, state securities laws, the 1940 Act, the rules and regulations under those statutes and such as may be required under state securities laws, rules, and regulations; and

      (7) each Fund is registered as a series of an investment company under the 1940 Act and such registration with the Securities and Exchange Commission as an investment company or series thereof under the 1940 Act is in full force and effect.

Such opinion or a related document: (a) may state that while such counsel have not verified, and are not passing upon and do not assume responsibility for, the accuracy, completeness or fairness of any portion of the Form N-14 Registration Statement relating to the Reorganization or any amendment thereof or supplement thereto, they have generally reviewed and discussed certain information included therein with respect to each Acquired Fund with certain officers of the Corporation and that in the course of such review and discussion no facts came to the attention of such counsel which caused them to believe that, on the respective effective or clearance dates of the Form N-14 Registration Statement, and any amendment thereof or supplement thereto, the Form N-14 Registration Statement or any amendment thereof or supplement thereto, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary to make the statements therein not misleading;
(b) may state that such counsel does not express any opinion or belief as to the financial statements, other financial data, statistical data, or any information relating to each Acquired Fund contained or incorporated by reference in the Form N-14 Registration Statement; and (c) may state that such opinion is solely for the benefit of the Corporation and its Board and officers. In giving such opinion, counsel may rely upon officers' certificates and certificates of public officials.

(e) The Corporation shall have received on or before the Effective Time opinions of counsel satisfactory to the Corporation, based upon customary representations and assumptions, substantially to the effect that each Reorganization qualifies as a tax-free reorganization within the meaning of Section 368(a)(1) of the Code and will have the following federal income tax consequences for each Acquired Fund's shareholders, each Acquired Fund, and each Acquiring Fund:


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      (1) No gain or loss will be recognized by an Acquired Fund upon the transfer of its assets in exchange solely for corresponding Acquiring Fund Shares and the assumption by that Acquiring Fund of its liabilities or on the distribution of Acquiring Fund Shares to Acquired Fund shareholders;

      (2) No gain or loss will be recognized by an Acquiring Fund on receipt of the corresponding Acquired Fund's assets and the assumption by such Acquiring Fund of the corresponding Acquired Fund's liabilities in exchange for Acquiring Fund Shares;

      (3) Nor gain or loss will be recognized by an Acquired Fund's shareholders on the receipt of the corresponding Acquiring Fund Shares;

      (4) An Acquiring Fund's holding period for the assets acquired from the corresponding Acquired Fund will include the period during which such assets were held by the Acquired Fund;

      (5) The holding period of Acquiring Fund Shares, both full and fractional, received by the corresponding Acquired Fund's shareholders will include the holding period of the corresponding Acquired Fund Shares, provided that the Acquired Fund Shares were held as capital assets on the date of Reorganization;

      (6) The basis of Acquiring Fund Shares, both full and fractional, received by a corresponding Acquired Fund's shareholders will be the same as the basis of the corresponding Acquired Fund Shares; and

      (7) The basis of each Acquired Fund's assets in the corresponding Acquiring Fund's hands will be the same as the basis of those assets in the applicable Acquired Fund's hands immediately before the Reorganization.

      (8) An Acquiring Fund will succeed to and take into account certain tax attributes of the corresponding Acquired Fund, subject to the limitations of the Code. The tax year of each Acquired Fund will end on the date of its Reorganization.

(f) With respect to a Reorganization, the Board, at a meeting duly called for such purpose, shall have (1) approved this Plan and the transactions contemplated herein, (2) authorized the issuance of the applicable Acquiring Fund Shares as of the Effective Time, including the classification and designation of such Acquiring Fund Shares and the filing of Articles Supplementary with the State Department of Assessments and Taxation of Maryland in exchange for the assets of the applicable Acquired Fund pursuant to the terms and provisions of this Plan, (3) approved and declared advisable the corresponding Charter Amendment (4) and directed the submission of the approval of the Plan and the transactions contemplated herein and such Charter Amendment to the shareholders of the applicable Acquired Fund for approval at a special meeting of shareholders of such Fund.

(g) With respect to a Reorganization, the shareholders of the applicable Acquired Fund, at a special meeting of shareholders of such Fund, shall approve this Plan and the transactions contemplated herein, including the applicable Charter Amendment, in accordance with applicable law.

(h) The Corporation will not take any action or cause any action to be taken that is inconsistent with the treatment of any Reorganization as a reorganization within the meaning of Section 368(a) of the Code or results in the failure of a Reorganization to qualify as a reorganization with the meaning of Section 368(a) of the Code. At or prior to the Effective Time, the Corporation will take such action, or cause such action to be taken, as is reasonably necessary to enable counsel to deliver the tax opinions contemplated in this Plan.

(i) The Corporation shall execute each Amendment, substantially in the same form attached to this Plan as Annex 1, and file such Amendment for record with the State Department of Assessments and Taxation of Maryland.


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6. EFFECTIVE TIME OF THE REORGANIZATION. The exchange of an Acquired Fund's assets for the corresponding Acquiring Fund Shares shall be as of the close of market on September 23, 2005, or at such other time and date as fixed by the Board or any duly authorized officer of the Corporation ("Effective Time").

7. TERMINATION. A Reorganization may be terminated and abandoned by resolution of the Board, at any time prior to the Effective Time, if circumstances should develop that, in the opinion of such Board, make proceeding with such Reorganization inadvisable. In the event of any such termination, there shall be no liability for damages on the part of an Acquiring Fund, the corresponding Acquired Fund, the Corporation, or the Corporation's Board or officers.

8. AMENDMENT AND WAIVER. This Plan may be amended, modified, or supplemented at any time (to the fullest extent permitted by law) upon authorization by the Board, with or without shareholder approval; PROVIDED, THAT no amendment may have the effect of changing the provisions for determining the number or value of Acquiring Fund Shares to be paid to the Acquired Fund's shareholders under this Plan to the detriment of the Acquired Fund's shareholders or otherwise change an Amendment without further shareholder approval. The Board or any duly authorized officer of the Corporation, may waive any condition to the consummation of a Reorganization if, in its or such officer's judgment, such waiver will not have a material adverse effect on the interests of the shareholders of each Fund.

9. FEES AND EXPENSES. Sentinel Advisors Company and/or an affiliate and the Funds share shall bear equally the expenses of the Reorganizations.

10. GOVERNING LAW. This Plan shall be governed and construed in accordance with the laws of the State of Maryland.


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                        ANNEX 1 TO PLAN OF REORGANIZATION

                           Sentinel Group Funds, Inc.
                           Forms of Charter Amendments

Bond Fund and Government Securities Fund

The issued and outstanding shares the Corporation classified and designated as Sentinel Bond Fund Class A and Sentinel Bond Fund Class B are hereby cancelled and returned to the status of authorized but unissued shares of stock of the Corporation, $.01 par value per share, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series. The authorized but unissued shares of the Corporation classified and designated as Sentinel Bond Fund Class A and Sentinel Bond Fund Class B are hereby reclassified as shares of stock, $.01 par value per share, of the Corporation, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series.

Core Mid Cap Fund and Mid Cap Growth Fund

The issued and outstanding shares the Corporation classified and designated as Sentinel Core Mid Cap Fund Class A, Sentinel Core Mid Cap Fund Class B and Sentinel Core Mid Cap Fund Class C are hereby cancelled and returned to the status of authorized but unissued shares of stock of the Corporation, $.01 par value per share, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series. The authorized but unissued shares of stock classified and designated as Sentinel Core Mid Cap Fund Class A, Sentinel Core Mid Cap Fund Class B and Sentinel Core Mid Cap Fund Class C are hereby reclassified as shares of stock, $.01 par value per share, of the Corporation, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series.

Growth Index Fund and Opportunity Fund

The issued and outstanding shares the Corporation classified and designated as Sentinel Growth Index Fund Class A, Sentinel Growth Index Fund Class B and Sentinel Growth Index Fund Class C are hereby cancelled and returned to the status of authorized but unissued shares of stock, $.01 par value per share, of the Corporation, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series. The authorized but unissued shares of the Corporation classified and designated as Sentinel Growth Index Fund Class A, Sentinel Growth Index Fund Class B and Sentinel Growth Index Fund Class C are hereby reclassified as shares of stock, $.01 par value per share, of the Corporation, with the terms and conditions as set forth in the Charter, without further classification or designation as to class or series.


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